Exhibit H

<Disclaimer>

This English version is provided for the purpose of reference only. If there is a difference of interpretation between the original Korean text and this English version, the Korean text shall prevail.

The Korea Development Bank Act

Chapter I. General Provisions

Chapter II. Officers and Board of Directors

Chapter III. Operations

     Section 1. Operations

     Section 2. Industrial Finance Bonds

Chapter IV. Accounting

Chapter V. Supervision

Chapter V-2. Korea Development Bank Financial Holding Stock Company

Chapter VI. Miscellaneous

Addenda

The Korea Development Bank Act

Law No. 302, Promulgated on December 30, 1953

Amended by Law No. 873, December 27, 1961

Amended by Law No. 1557, December 16, 1963

Amended by Law No. 2044, September 14, 1968

Amended by Law No. 2120, July 28, 1969

Amended by Law No. 2734, December 26, 1974

Amended by Law No. 3020, December 19, 1977

Amended by Law No. 3480, December 31, 1981

Amended by Law No. 4052, December 31, 1988

Amended by Law No. 4864, January 5, 1995

Amended by Law No. 5371, August 22, 1997

(Act	Concerning the Efficient Management of Non-performing Assets of Financial Institutions and the Establishment of Korea Asset Management Corp.)

Amended by Law No. 5372, August 28, 1997

Amended by Law No. 5403, August 30, 1997

(Act Repealing the Korea Housing Bank Act)

Amended by Law No. 5505, January 13, 1998

(Act	Concerning Adjustment of the Certified Public Accountant Act, Etc. Following the Enactment of the Act for the Establishment of Financial Supervisory Organizations)

Amended by Law No. 5982, May 24, 1999

(Government Organization Act)

Amended by Law No. 6679, March 30, 2002

Amended by Law No. 7620, July 29, 2005

Amended by Law No. 8863, February 29, 2008

(Act on the Establishment, Etc. of Financial Supervisory Organizations)

Amended by Law No. 9401, January 30, 2009

Amended by Law No. 9703, May 21, 2009

Other Laws and Regulations Amended by Law No. 10303, May 17, 2010; Enforced on November 18, 2010

Chapter I. General Provisions

Article 1. (Purpose)

The purpose of this Act is to prescribe necessary matters to the operation of the Korea Development Bank (hereinafter referred to as the “KDB”) including the scope of the business to furnish funds etc. in order to expedite the expansion of the national economy and necessary matters to fulfill the privatization process of the KDB.

Article 2. (Nature, etc.)

(1)	The KDB shall be a juridical person. The KDB shall be governed by the provisions of this Act, decrees issued hereunder and the Articles of Incorporation of the KDB.

(2)	(deleted)

Article 2-2. (Relation with Other Acts)

(1)	Unless otherwise provided for in this Act, the provisions of the Banking Act shall apply to the KDB; provided, however, that Article 8, Article 9, Article 23-2, Article 27, Article 27-2, Article 28, Article 28-2, proviso of Paragraph (1) of Article 30, Article 32, Article 33, Article 35, Paragraphs (1) and (2) of Article 37, Subparagraphs (1) and (4) of Article 38, Article 40, Article 48, Article 53, Article 55, Article 56, Article 67, Subparagraphs (2) and (3) of Paragraph (1) of Article 68, and Paragraph (2) of Article 68 of the Banking Act shall not apply to the KDB. <Amended on May 17, 2010>

(2)	Unless otherwise provided for in this Act, the provisions with respect to stock companies of the Commercial Act shall apply to the KDB. <Newly Inserted on May 21, 2009>

Article 3. (Establishment of Head Office, Branches, Etc.)

(1)	The head office of the KDB shall be located in the Special City of Seoul.

(2)	The KDB may, in accordance with the provisions of the Articles of Incorporation of the KDB, set up branches, agencies, and other places or offices of business in such localities as are deemed necessary for its operations.

Article 4. (Capital)

The paid-in capital of the KDB shall be prescribed in the provisions of the Articles of Incorporation of the KDB to the extent of twenty trillion Won ((Won)20,000,000,000,000) and shall be divided into shares.

Article 5. (Articles of Incorporation)

(1)	The KDB shall provide for the following matters in its Articles of Incorporation:

1.	Purpose;

2.	Name;

3.	Location of its head office, branches, agencies and other places or offices of business;

4.	Matters concerning capital and shares;

5.	Matters concerning the General Meeting of Shareholders;

6.	Matters concerning the Board of Directors and Officers;

7.	Matters concerning operations and the conduct thereof;

8.	Matters concerning Industrial Finance Bonds;

9.	Matters concerning accounting; and

10.	Method of serving public notice.

(2)	Any revision of the Articles of Incorporation of the KDB shall be made subject to the authorization of the Financial Services Commission after the resolutions of the Board of Directors and the General Meeting of Shareholders.

Article 6. (Registration)

(1)	The KDB shall register in accordance with the provisions of the Presidential Decree.

(2)	Items which are to be registered under Paragraph (1) shall not be set up against third parties until after their registration.

Article 7. (Limitation on Use of Similar Name)

No person other than the KDB shall use the name “The Korea Development Bank” or any other name similar thereto.

Article 8. (Dissolution)

(1)	The dissolution of the KDB shall be performed by law as otherwise enacted.

(2)	(deleted)

Chapter II. Officers and Board of Directors

Article 9. (Officers)

(1)	The KDB shall have as its officers the President, Executive Director and Auditor.

(2)	There shall be one President and one Auditor.

(3)	The number of the Executive Directors shall be prescribed in the Articles of Incorporation; provided that, there shall be not less than three (3) Outside Directors which constitute more than half the total number of the Executive Directors.

Article 10. (Duties of Officers)

(1)	The President shall represent the KDB and be in general charge of the affairs of the KDB.

(2)	In case of the inability of the President to perform his/her duties due to unavoidable reasons, an Executive Director shall perform the duties of the President as determined in accordance with the Articles of Incorporation of the KDB.

Article 11. (Board of Directors)

(1)	The Board of Directors shall consist of the President and Executive Directors.

(2)	(deleted)

(3)	Meetings of the Board of Directors shall have a quorum when a majority of the members are in attendance, and resolutions shall be adopted by a majority vote of the attending members.

(4)	(deleted)

(5)	The Auditor may be present and give his/her opinion at any meeting of the Board of Directors, but shall not have the right to vote.

Article 12. (Appointment of Officers)

The President, Executive Directors and Auditor shall be appointed at the General Meeting of Shareholders in accordance with the Articles of Incorporation of the KDB; provided that, the President shall be appointed from among the Executive Directors.

Article 13. (Term of Office)

(1)	The term of office of the officers shall be a specified period not exceeding three (3) years prescribed in the Articles of Incorporation of the KDB.

(2)	Any vacancy occurring in the office of the President, Executive Directors and Auditor shall be filled by the appointment of a new officer in accordance with the Articles of Incorporation of the KDB; provided that, the new officers shall hold office for the term as prescribed in Paragraph (1).

Article 14. (deleted)

Article 15. (Appointment of Proxy)

The President may, in accordance with the Articles of Incorporation of the KDB, appoint a proxy or proxies from among the officers and/or employees of the KDB who shall be delegated with full or partial power to act for him in connection with the operations of the KDB in all judicial and extra-judicial matters.

Article 16. (deleted)

Article 17. (Status of Officers)

The officers of the KDB shall be regarded as public officials in cases where the punitive provisions of any law including the Criminal Code are applied.

Chapter III. Operations

Section 1. Operations

Article 18. (Operations)

In order to accomplish the purpose stated in Article 1, the KDB engages in the following operations:

1.	To grant loans or discount notes;

2.	To subscribe to securities, to underwrite securities and/or to invest in securities under Article 4 of the Financial Investment Services and Capital Markets Act (hereinafter referred to as the “Securities”); provided, however, that the underwriting of the shares shall not exceed twice the sum of the paid-in capital of the KDB and the reserve under Paragraph (1) of Article 43;

3.	To guarantee or assume indebtedness;

4.	To acquire the necessary funds for the operations provided for in Subparagraphs 1 through 3 by the following methods:

a.	Receiving deposits and installment deposits;

b.	Issuing Industrial Finance Bonds, other Securities and debt instruments;

c.	Borrowing from the Government, the Bank of Korea, any other financial institutions, etc.; provided, however, that the KDB’s obligations to the Government are subordinated to other indebtedness incurred by the KDB’s in conducting its operations; and d. Borrowing foreign capital;

5.	To transact domestic and foreign exchange business;

6.	To provide services including review and plan, research, analysis, assessment, guidance, consultation and so forth regarding economical and technical feasibility of the specific projects to be performed that are entrusted by the Government, public organizations, financial institutions or other enterprises;

7.	To carry out other activities incidental to the activities stated in Subparagraphs 1 through 6 subject to an approval of the Financial Services Commission; and

8.	To carry out activities, other than those stated in Subparagraphs 1 through 7, necessary to accomplish the purpose under Article 1 subject to an approval of the Financial Services Commission.

Article 18-2. (Guaranty of Foreign Currency Debt)

(1)	The Government shall guarantee the repayment of the principal and interest of the foreign currency debt (it shall only apply to the cases where the redemption period of bonds and loans is not less than one year; the same shall apply hereunder) of the KDB outstanding as of the first selling date of the shares of the KDB Holding Company under Article 50, which are owned by the Government (including the juristic persons in which the Government has contributed not less than half the capital).

(2)	The amount of the payment of principal and interest guaranteed by the Government under Paragraph (1) shall be within the limit authorized by the National Assembly.

(3)	The Government or any Government-contributed juristic persons (limited to the juristic persons in which the Government has contributed not less than half the capital) may respectively guarantee the repayment of the principal and the interests of the foreign currency debt to be newly incurred by the KDB with the approval of the Government for the repayment of such foreign currency debt under Paragraph (1) during the period when the Government (including the juristic persons in which the Government contributed not less than half of its capital) controls (“control” hereinafter, with the exception of Chapter V-2, shall mean the owning of more than fifty percent (50%) of the total number of the issued voting shares) the KDB Holding Company under Article 50, and shall set the limit and the scope of such guarantee.

(4)	If the Government desires to guarantee such foreign debt in accordance with Paragraphs (1) or (3), it shall obtain an approval of the National Assembly in advance under Article 92 of the State Finance Act.

(5)	The guarantee under Paragraph (3) shall be provided when the requirements prescribed in the Presidential Decree, including without limitation where the repayment of the debt shall be deemed difficult without any guaranty of the Government, are satisfied.

Article 19. (Long-term Loans of Government Special Funds)

Long-term loans of not less than one year’s maturity using Government special funds shall be extended and administered exclusively by the KDB.

Article 20 - 23. (deleted)

Article 24. (Operating Manuals)

The KDB shall prepare the Operating Manuals which prescribe the method of operations and acquire an approval on the Operating Manuals by the Financial Services Commission. Any revision of the Operating Manuals shall be subject to the approval by the Financial Services Commission.

Section 2. Industrial Finance Bonds

Article 25. (Issuance of Industrial Finance Bonds)

(1)	The KDB may issue Industrial Finance Bonds to raise funds necessary to carry out operations such as loan and payment guaranty, etc., as provided for in Article 18 which are necessary to accomplish the purpose as stated in Article 1.

(2)	The KDB shall have the exclusive right to issue Industrial Finance Bonds.

(3)	The aggregate amount of the outstanding balance of Industrial Finance Bonds, plus the outstanding balance of bonds guaranteed by the KDB, and that of the indebtedness guaranteed or assumed by the KDB, shall not exceed thirty (30) times the amount of the paid-in capital of the KDB and the reserve prescribed in Paragraph (1) of Article 43; provided, however, that the following items shall be excluded in calculating the aforementioned ceiling:

1.	The outstanding balance of Industrial Finance Bonds subscribed to by the Government;

2.	The outstanding balance of Industrial Finance Bonds on which the Government has guaranteed the payment of principal and interest;

2-2.	The outstanding balance of the indebtedness guaranteed and/or assumed by the KDB on which other financial institutions (including the Export-Import Bank of Korea and the Industrial Bank of Korea), the Korea Credit Guarantee Fund, insurance companies and similar organizations have guaranteed and/or insured the payment;

3.	The outstanding balance of the indebtedness guaranteed and/or assumed by the KDB which the Government has guaranteed the payment of; and

4.	The outstanding balance of the indebtedness guaranteed and/or assumed by the KDB for the Government or local governments.

(4)	(deleted)

Article 26. (Issuance of Bonds to Refund or to Discharge Obligations Guaranteed or Assumed by the KDB)

(1)	The KDB may, when necessary to refund outstanding Industrial Finance Bonds or to discharge obligations arising from the guaranty or assumption of the indebtedness under Subparagraph 3 of Article 18, issue Industrial Finance Bonds temporarily over the limit prescribed in Paragraph (3) of Article 25.

(2)	When the KDB issues Industrial Finance Bonds in accordance with Paragraph (1), the KDB shall, within one month thereafter, refund the outstanding Industrial Finance Bonds and/or discharge the obligations in an amount equal to the aggregate par value of the Industrial Finance Bonds issued thereby.

Article 27. (Issuance on Discount Basis)

Industrial Finance Bonds may be issued on a discount or a premium basis.

Article 28. (Guaranty of Government)

(1)	The payment of the principal of and interest on Industrial Finance Bonds may be guaranteed by the Government.

(2)	When the Government intends to guarantee the payment of the principal of and the interest on Industrial Finance Bonds under Paragraph (1), it shall first be consented thereto by the National Assembly.

Article 29. (Extinctive Prescription of Bonds)

The right to receive the principal of and interest on Industrial Finance Bonds shall be terminated unless exercised within five years and two years, respectively.

Article 30. (Enforcement Decree)

Other necessary matters relating to Industrial Finance Bonds not provided for in this Act shall be set forth by the Presidential Decree.

Section 3. (deleted)

Article 31 - 36. (deleted)

Chapter IV. Accounting

Article 37. (Fiscal Year, Budget and Settlement of Accounts)

(1)	The fiscal year of the KDB shall commence on January 1 and end on December 31 annually.

(2)	The KDB shall prepare the budget and the settlement of accounts in each fiscal year and report to the Financial Services Commission prior to the beginning of the next fiscal year.

(3)	The KDB shall submit, the balance sheet as of the closing date, statements of profit and loss for the relevant period for the settlement concerned, and consolidated financial statements in accordance with the form as determined by the Financial Services Commission, to the Financial Services Commission and serve public notice of the submitted documents by the Internet home page, etc., within three (3) months after the end of each fiscal year; provided that, with respect to any documents that cannot be publicly noticed within three (3) months due to unavoidable reasons, its public notice may be delayed, subject to the approval of the Financial Services Commission.

(4)	(deleted)

(5)	(deleted)

(6)	(deleted)

Articles 38 - 42. (deleted)

Article 43. (Disposal of Profit)

(1)	Every fiscal year, after adequate allowances are made for depreciation in assets, the annual net profits of the KDB shall be distributed as follows:

1.	Forty percent or more of the net profit shall be credited to the reserve, until the reserve reaches the total amount of the paid-in capital; and

2.	The net profits remaining after distributing the amount in Subparagraph 1 shall be distributed upon an approval of the General Meeting of Shareholders after a resolution of the Board of Directors is adopted.

(2)	The reserve prescribed in Paragraph (1) may be capitalized after offsetting the losses of the KDB under Article 44.

(3)	The dividend prescribed in Subparagraph 2 of Paragraph (1) may be a dividend in cash or a dividend in kind. Matters necessary for the dividend in kind shall be set forth by the Presidential Decree.

(4)	(deleted)

Article 44. (Offset of Losses)

(1)	The annual net losses of the KDB shall be offset each year by the reserve, and if the reserve be insufficient, the deficit shall be offset by the Government.

(2)	The Government’s offsetting of the losses in accordance with Paragraph (1) may be implemented by granting general properties as provided for in Paragraph (3) of Article 6 of the National Property Act notwithstanding the provision of Article 55 of the same Act.

(3)	The transfer of the miscellaneous properties in accordance with Paragraph (2) shall be made subject to the deliberation of the State Council, the approval of the President and the consent of the National Assembly in advance; provided, however, that in case it is deemed urgently necessary for the sound operation of the KDB and the stabilization of financial order, the consent from the National Assembly may be obtained ex post facto.

Article 45. (Use of Unemployed Funds)

The KDB may use the funds remaining unemployed in the business operations in such a manner as provided for by the Articles of Incorporation to the extent it does not stymie the business operations of the KDB prescribed in Article 18.

Article 46. (deleted)

Chapter V. Supervision

Article 47. (Supervision)

The Financial Services Commission shall supervise the KDB in accordance with the provisions of this Act, and may issue an order necessary for the supervision, and shall also conduct supervision to secure the KDB’s sound management in accordance with the Presidential Decree, and may issue an order necessary for such supervision.

Article 48. (deleted)

Article 49. (Submission of Reports, Inspection of Documents)

(1)	The Financial Services Commission, in conducting the prudential regulation under Article 47, may request the KDB to submit reports on such matters as are deemed necessary, or instruct a competent official of the Ministry or an officer of the Financial Supervisory Services to examine the status of operations, books, records and other necessary matters of the KDB.

(2)	The Financial Services Commission may, when deemed necessary, entrust to the Governor of the Financial Supervisory Service the power of examination provided for in Paragraph (1).

(3)	Individuals who performs examination pursuant to Paragraphs (1) and (2), shall carry identification cards with them to verify their identities and show the identification cards to the related persons.

Chapter V-2. Korea Development Bank Financial Holding Stock Company

Article 50. (Establishment)

(1)	In order to promote the KDB’s financial service capability and undergo privatization efficiently, by dividing a company under Article 530-2 of the Commercial Act, the KDB shall establish Korea Development Bank Financial Holding Stock Company (hereinafter referred to as the “KDB Holding Company”) and the Korea Finance Corporation (hereinafter referred to as the “KoFC”) under the Korea Finance Corporation Act.

(2)	With respect to the KDB Holding Company under Paragraph (1), when the Government is the largest shareholder, standards of authorization under Article 4 of the Financial Holding Companies Act shall not be applied, and the details of such standards of authorization shall be prescribed in the Presidential Decree.

(3)	The KDB Holding Company shall control the KDB and the subsidiaries under Subparagraph 2 of Paragraph (1) of Article 2 of the Financial Holding Companies Act (hereinafter referred to as the “KDB Holding Subsidiaries”).

(4)	Where the KDB establishes KDB Holding Company under Paragraph (1), an approval of change of the largest shareholders by the Financial Services Commission established in accordance with the statutes and subordinate statutes that are basis for establishment of each subsidiary is deemed to be obtained.

Article 50-2. (Nature)

In case the KDB Holding Company incorporates the KDB into the KDB Holding Subsidiaries, the KDB Holding Company shall be regarded as a bank holding company under Subparagraph 5 of Paragraph (1) of Article 2 of the Financial Holding Companies Act. In such case, Articles 16 and 18 of the same Act shall not apply.

Article 50-3. (Application of Other laws)

Unless otherwise provided for in this Act, provisions of the Commercial Act and the Financial Holding Companies Act shall apply to the KDB Holding Company.

Article 50-4. (Exception to Second-tier Subsidiaries)

When the KDB Holding Company is established or the KDB is incorporated into the KDB Holding Subsidiaries, the provisions with respect to the second-tier subsidiaries under the Financial Holding Companies Act (excluding Paragraph 5 of Article 48 of the same Act) and the Monopoly Regulation and Fair Trade Act shall not be applied to among the companies controlled by the KDB, the KDB Holding Company Subsidiaries, etc. those not engaged in financial businesses.

Article 50-5 (Exception to Credit Limit)

(1)	In case the KDB (i) becomes a subsidiary of the KDB Holding Company and (ii) extends the credit to electric source developers in accordance with the implementation plan for electric source development project under Subparagraph 3 of Article 2 of the Electric Source Development Promotion Act, Paragraphs (1) and (2) of Article 45 of the Financial Holding Companies Act shall not be applied to the KDB Holding Company and the subsidiaries etc. thereof under Subparagraph 2 of Paragraph (1) of Article 4 of the Financial Holding Companies Act (hereinafter referred to as the “KDB Holding Companies, Etc.”).

(2)	The method of calculating the net worth of the KDB Holding Companies, Etc., shall be determined in accordance with the Presidential Decree.

Article 50-6 (Establishment and Function of the Committee for Monitoring the Implementation of Privatization)

(1)	The Committee for Monitoring the Implementation of Privatization (hereinafter referred to as the “Committee”) shall be established within the KDB Holding Company to allow the KDB to fulfill the privatization efficiently.

(2)	Prior to the commencement of every annual fiscal year, the Committee shall report to the Financial Services Commission and the competent Standing Committee of the National Assembly the followings: a plan to dispose of the shares of the KDB Holding Company and its subsidiaries and the progress thereof; a plan to establish the foundation of the deposit business of the KDB and the progress thereof; and a plan for transferring the operations of the KDB, which cannot be engaged by the bank established under the Banking Act, to the other subsidiaries of the KDB Holding Company and the progress thereof. <Amended on May 17, 2010>

(3)	The Committee, including the Chairman, consist of the members as follows:

1.	The Representative of Director of the KDB Holding Company;

2.	The President of the KDB;

3.	The President of the KoFC;

4.	The Minister of Strategy and Finance and the Chairman of Financial Services Commission appoint one member from each of their competent general public officials belonging to the high-ranking officials of the Ministry of Strategy and Finance and the Financial Services Commission;

5.	Finance specialized committeeman who is a member of the competent Standing Committee of the National Assembly;

6.	Three (3) persons who have sufficient knowledge and experience in the area of finance, economy, law and accounting, each of whom are commissioned by the Chairman of the Financial Services Commission upon the recommendation of the persons as follows:

a.	The Chairman of the Korea Federation of Banks established by the authorization of the Financial Services Commission under Article 32 of the Civil Act;

b.	The Chairman of the Korea Financial Investment Association under the Financial Investment Services and Capital Markets Act;

c.	The President of the Korean Institute of Certified Public Accountants under the Certified Public Accountant Act.

(4)	The Chairman of the Committee shall be elected from among the Committee members under Subparagraph 6 of Paragraph (3).

(5)	The Chairman shall represent the Committee and be in general charge of the affairs of the Committee.

(6)	The Chairman shall convene meetings of the Committee, and shall preside at the meetings.

(7)	In case of the inability of the Chairman to perform his/her duties due to unavoidable reasons, the Committee member predetermined by the Committee shall perform the duties on behalf of the Chairman.

(8)	Meetings of the Committee shall have a quorum when a majority of the members are in attendance, and resolutions shall be adopted by a majority vote of the members present.

(9)	The specific requirements in respect to the constitution and the operation of the Committee shall be prescribed in the Presidential Decree.

<Newly Inserted on May 21, 2009>

Chapter VI. Miscellaneous

Article 51. (deleted)

Article 52. (Ownership, Administration or Utilization of Property)

The KDB may own, administer and/or operate a real or personal property to the extent that such property is required for the conduct of its business or taken over in the course of its credit collection.

Article 53. (deleted)

Article 53-2. (deleted)

Article 53-3. (deleted)

Article 54. (Fine)

Any person who violates orders under Article 47 shall be subject to a fine of not more than five million Korean Won ((Won)5,000,000).

Article 54-2. (Exception to Share Subscription under Special Law)

(1)	In case that whole or more than half the capital of any juridical person established by a special law shall be subscribed to by the Government, or in case that more than half its issued shares shall be held by the Government, in accordance with the provisions of such law, the KDB may, notwithstanding anything in the provisions of such law, subscribe to the capital of such juridical person or hold its shares in place of the Government.

(2)	The juridical persons, the capital of which has been subscribed to by the KDB or the shares of which are held by the KDB in accordance with Paragraph (1), may, notwithstanding anything in the provisions of such law, pay dividends to the KDB in proportion to the number of shares (including subscription certificates) held by the KDB.

Article 54-3. (Negligence Fine)

(1)	Any person who violates orders under Article 7 shall be subject to a fine of not more than ten million Korean Won ((Won)10,000,000).

(2)	Any person, who fails to submit a report as required by Paragraph (1) of Article 49 or who has submitted a faulty report or who has refused, obstructed or evaded the inspection as provided for in the same Paragraph shall be subject to the fine for default of not more than five million Korean Won ((Won)5,000,000).

(3)	The fine for default under Paragraphs (1) and (2) shall be imposed and collected by the Financial Services Commission.

Article 55.

(1)	The Minister of Finance shall appoint the members of the KDB Organization Committee which shall handle the business with respect to the establishment of the KDB.

(2)	The Committee shall draw up the Articles of Incorporation of the KDB and obtain the approval thereof of the Minister of Finance.

(3)	The Committee shall request the Government to pay in the capital of the KDB immediately after the Minister of Finance approves the Articles of Incorporation of the KDB in accordance with Paragraph (2).

(4)	The KDB shall be legally established on the date when the capital prescribed in Paragraph (3) is paid-in.

(5)	The Committee shall, without delay, transfer its business to the Governor of the KDB when the KDB is established.

Article 56.

The date on which the KDB shall commence its operations shall be set forth by the Presidential Decree.

Article 57.

On the date when the KDB is established, the KDB shall, according to the list of property and the respective prices, as agreed upon by the Minister of Finance, the President of the Korea Industrial Bank and the Governor of the KDB, succeed to such assets and liabilities of the Korea Industrial Bank as are deemed consistent with the purpose and scope of the operations of the KDB stated in this Act.

Article 58.

The name of the Korea Industrial Bank on the register books or other instruments or documents concerning such properties as succeeded to by the KDB from the Korea Industrial Bank shall be regarded to have been altered to the name of the Korea Development Bank.

Article 59.

Other matters concerning the liquidation of the Korea Industrial Bank not provided for in this Act shall be set forth by the Presidential Decree.

Article 60.

Matters necessary for the enforcement of this Act shall separately be set forth by the Presidential Decree.

Article 61.

The	Korea Industrial Bank Act shall be repealed on the date when the KDB is established.

Article 62.

This Act shall come into force on the date of its promulgation.

Addenda

(Law No. 873, Promulgated on December 27, 1961)

(1)	This Act shall come into force on the date of its promulgation.

(2)	On the date when the capital of the KDB prescribed in Article 4 is paid-in, the KDB shall have to maintain one billion five hundred million Won ((Won)1,500,000,000) as a special reserve the total amount of which shall be supplied by the Government subject to the resolution of the State Council.

(3)	The special reserve prescribed in Paragraph (2) shall be appropriated exclusively to the offset of losses resulting from loans which have been extended by the KDB prior to the enforcement of this Act and from the subscription to the capital of the Korea Asset Management Corp. in accordance with Paragraph (4) of Article 53-3.

Addendum

(Law No. 1557, Promulgated on December 16, 1963)

This Act shall come into force on the enforcement date of the Revised Constitution which was promulgated on December 26, 1962.

Addendum

(Law No. 2044, Promulgated on September 14, 1968)

This Act shall come into force on the date of its promulgation; provided that the provisions with respect to the Auditor in Article 9 shall come into force on the next day of the expiration date of term of office of the Auditor currently in office.

Addendum

(Law No. 2120, Promulgated on July 28, 1969)

This Act shall come into force on the date of its promulgation.

Addenda

(Law No. 2734, Promulgated on December 26, 1974)

(1)	(Enforcement Date) This Act shall come into force on the date of its promulgation.

(2)	(Capitalization of Government Loan Funds) A certain amount, as specified by the Presidential Decree, of the Government Fund loans to the KDB outstanding by the time when this Act comes into force shall, notwithstanding anything in the provisions of other laws and decrees, be deemed to have been paid to the KDB as of the day as designated by the Presidential Decree, to increase its paid-in capital.

(3)	(Transitional Measures) The extinctive prescription of Industrial Finance Bonds which have been issued on and prior to December 31, 1974 shall be governed by the provision before the amendment hereof.

Addendum

(Law No. 3020, Promulgated on December 19, 1977)

This Act shall come into force on the date of its promulgation.

Addenda

(Law No. 3480, Promulgated on December 31, 1981)

(1)	(Enforcement Date) This Act shall come into force on the date of its promulgation.

(2)	(Transitional Measures Concerning Special Reserve) When the special reserve prescribed in Paragraph (2) of the Addenda to the Act Amending the Korea Development Bank Act, Law No. 873 has been appropriated to the offset of losses as provided for in Paragraph (3) of the aforementioned Addenda, the outstanding balance of the special reserve remaining after such offset shall be deemed to have been paid-in to the KDB to increase its paid-in capital by the Government on the aforementioned enforcement date of this Act.

Addendum

(Law No. 4052, Promulgated on December 31, 1988)

This Act shall come into force on the date of its promulgation.

Addenda

(Law No. 4864, Promulgated on January 5, 1995)

(1)	(Enforcement Date) This Act shall come into force on the date of its promulgation.

(2)	(Applicable Example Concerning Approval on Operational Program) The revised provisions of Paragraph (3) of Article 20, and Article 21 shall apply to the 1996 Operational Program and thereafter.

(3)	(Applicable Example Concerning Issuance of Industrial Finance Bonds) The revised provisions of Paragraphs (3) and (4) of Article 25 shall apply to the Industrial Finance Bonds to be issued since 1996.

(4)	(Transitional Measures Concerning Punishment) The punishment of the acts, which have been committed before this Act come into force, shall be governed by the provision prior to the amendment hereof.

Addenda

(Law No. 5371, Promulgated on August 22, 1997)

Article 1. (Enforcement Date)

This	Act shall come into force on the date three(3) months after its promulgation.

Articles 2 - 9. (omitted)

Addenda

(Law No. 5372, Promulgated on August 28, 1997)

Article 1. (Enforcement Date)

This Act shall come into force on the date three(3) months after its promulgation.

Article 2. (Application Concerning Budget)

The amended provisions of Paragraph (2) of Article 37 shall apply to the 1998 Budget and thereafter.

Article 3. (Transitional Measures Concerning Officers)

(1)	The term of office of the Chairman of the Board of Directors and Executive Directors appointed in accordance with the Government-Invested Enterprise Management Act as at the Enforcement Date of this Act shall be deemed to have been expired simultaneously with the enforcement of this Act.

(2)	The Governor, Deputy Governor, Executive Directors and Auditor each appointed in accordance with the Government-Invested Enterprise Management Act shall be deemed to have been appointed in accordance with this Act in the manner provided for by the Articles of Incorporation. In this case, the term of office shall be calculated from the date of each appointment in accordance with the Government-Invested Enterprise Management Act.

Addenda

(Law No. 5403, Promulgated on August 30, 1997)

Article 1. (Enforcement Date)

This Act shall come into force on the date of its promulgation.

Articles 2 - 8. (omitted)

Addenda

(Law No. 5505, Promulgated on January 13, 1998)

(1)	(Enforcement Date) This Act shall come into force on April 1, 1998; provided, however, that ……, Article 4, Subparagraph 7.b of Article 18 and Article 44 of the Korea Development Bank Act, ……, and Paragraph (3) Article 6 of Addenda of the Act Concerning Improvement of Managerial Structure and Privatization of Public Enterprises, shall become effective on the date of its promulgation.

(2) - (4) (omitted)

(5)	(Transitional Measures Concerning Borrowing from Government) The revision of Subparagraph 7.b of Article 18 of the KDB Act shall apply to the funds which the KDB has borrowed from the Government as of the Enforcement Date of this Act.

Addenda

(Law No. 5982, Promulgated on May 24, 1999)

Article 1. (Enforcement Date)

This Act shall come into force on the date of its promulgation.

Articles 2 - 6. (omitted)

Addenda

(Law No. 6679, Promulgated on March 30, 2002)

This Act shall come into force on the date of its promulgation.

Addenda

(Law No. 7620, Promulgated on July 29, 2005)

This Act shall come into force on January 1, 2006.

Addenda

(Law No. 8863, Promulgated on February 29, 2008)

Article 1. (Enforcement Date)

This Act shall come into force on the date of its promulgation.

Articles 2 - 5. (omitted)

Addenda

(Law No. 9401, Promulgated on January 30, 2009)

Article 1. (Enforcement Date)

This Act shall come into force after six(6) months from the date of its promulgation.

Articles 2 - 11. (omitted)

Addenda

(Law No. 9703, Promulgated on May 21, 2009)

Article 1. (Date of Enforcement)

This Act shall come into force on June 1, 2009 provided, however, that Paragraph (2) of Article 11 of the Addenda shall come into force from the date of the establishment of the KoFC under the Korea Finance Corporation Act.

Article 2. (Preparation Activity for Establishment of KDB Holding Company)

After this Act comes into force, the KDB shall commence with the establishment of KDB Holding Company without any delay.

Article 3. (Repeal of the Act After Disposition of Holding Shares)

(1)	When the Government (including the juristic persons in which the Government has contributed not less than half the capital) no longer controls the KDB Holding Company due to disposal of the shares held by it, the KDB and the KDB Holding Company, notwithstanding any other Articles of this Act, shall not newly engage in operations that are not permitted by the financial institutions established based on an authorization under the Banking Act and the Financial Holding Companies Act.

(2)	The Government shall take any measures to repeal this Act within one month from the date as stated in Paragraph (1).

Article 4. (Exception to First Date of Sale of KDB Holding Company Shares)

The first date of the sale of the KDB Holding Company under Paragraph (1) of Article 18-2 of the amended provision shall be within 5 years after this Act comes into force.

Article 5. (Exceptions to Appointment and Dismissal of Officers of KDB Holding Company)

(1)	Notwithstanding Article 50-3 of the amended provision, during the period when the Government (including the juristic persons in which the Government contributed not less than half the capital hereinafter the same shall apply in this Article) controls the KDB Holding Company, officers of the KDB Holding Company shall be appointed by the following methods:

1.	The Representative of Director shall be appointed by the President of the Republic of Korea upon the recommendation of the Chairman of Financial Services Commission;

2.	Any other Officers, excluding the Representative of Director, shall be appointed by the Chairman of Financial Services Commission upon the recommendation of the Representative of Director.

(2)	During the period when the Government controls the KDB Holding Company, the President of the Republic of Korea shall dismiss the Representative of Director of the KDB Holding Company upon the request of the Chairman of Financial Services Commission for any of the following reasons:

1.	Violation of this Act, decrees issued hereunder or the Articles of Incorporation of the KDB;

2.	Conviction of a criminal offense;

3.	Declaration of personal bankruptcy;

4.	Inability to perform his/her duties on account of mental or physical disability; or

5.	Determined that the achievement of business management is notably insufficient.

(3)	During the period when the Government controls the KDB Holding Company, the Chairman of Financial Services Commission shall dismiss the Officers of the KDB Holding Company under 2 of Paragraph (1) upon the request of the Representative of Directors of the KDB Holding Company for any of the reasons stated in Paragraph (2).

Article 6. (Interim Measures regarding the Foreign Currency Debt)

Where the KDB newly incurs foreign currency debt from the enforcement date of this Act until the first date of the sale of the KDB Holding Company shares, the KDB shall consult with the Minister of Strategy and Finance and the Financial Services Commission in accordance with the Presidential Decree.

Article 7. (Interim Measures concerning the Officers)

(1)	Each of the Governor, the Deputy Governor and the Executive Directors, and Auditor of the KDB who were appointed under the provisions prior to enforcement date of this Act shall be deemed as the President, the Executive Directors and the Auditor under this Act; provided that their term of office of them shall be calculated from the date of their appointment under the previous provisions.

(2)	The amended provision of Paragraph (3) of Article 9 concerning the number of the Outside Directors shall not apply until the expiry date of the Executive Directors’ term under Paragraph (1).

(3)	When the KDB appoints the Outside Directors for the first time followed by the enforcement of this Act, the latter part of Paragraph (3) of Article 22 of the Banking Act shall not apply.

Article 8. (Interim Measures concerning the Fine)

When the fine imposed on any acts committed prior to enforcement of this Act, the previous provisions shall be complied with.

Article 9. (Special Case concerning Applicability of the Act on the Structural Improvement of the Financial Industry)

(1)	In case the KDB Holding Company incorporates the KDB as its subsidiary, Article 24 of the Act of the Structural Improvement of the Financial Industry shall not be applied to the shares held by the KDB at the time of such incorporation.

(2)	Notwithstanding Paragraph (1), the KDB Holding Company shall satisfy the requirements for the owning shares under the Article 24 of the Act on the Structural Improvement of the Financial Industry within five years from the date of incorporation of the KDB as its subsidiary; provided, however, that this Paragraph shall not apply if the KDB Holding Company owns the shares issued by any small and medium enterprises in accordance with Article 2 of the Framework Act on Small and Medium Enterprises.

Article 10. (Interim Measures concerning the First Revision of the Articles of Incorporation)

Notwithstanding Paragraph (2) of Article 5, the first revision of the Articles of Incorporation of the KDB followed by the enforcement of this Act shall comply with the previous provisions.

Article 11. (Omitted)

Addenda

(Law No. 10303, Promulgated on May 17, 2010)

Article 1. (Date of Enforcement)

This Act shall come into force after six (6) months from the date of its promulgation.

Articles 2 through 8 Omitted.

Article 9. (Amendment to Other Laws and Regulations)  through <79> Omitted. <80> Parts of the Korea Development Bank Act shall be amended as follows.

(i) In the proviso of Paragraph (1) of Article 2-2:

“Articles 27 through 29” shall be “Article 27, Article 27-2, Article 28, Article 28-2, proviso of Paragraph (1) of Article 30”;

“Subparagraphs (1) and (5) of Article 38” shall be “Subparagraphs (1) and (4) of Article 38”; and

“Subparagraphs (5) and (6) of Paragraph (1) of Article 68” shall be “Subparagraphs (2) and (3) of Paragraph (1) of Article 68.”

(ii) In Paragraph (2) of Article 50-6:

The “financial institutions” shall be the “bank.”

<81> through <86> Omitted.

Article 10. Omitted.